United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of The Securities Act of 1934

Date of Report (date of earliest event reported) November 18, 2014

Deltic Timber Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-12147	71-0795870
(State or other jurisdiction of incorporation)	(Commission File Number)	I.R.S. Employer Identification No.)

210 East Elm Street, El Dorado, Arkansas	71730
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (870) 881-9400

(Not Applicable)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Effective November 18, 2014, Deltic Timber Corporation (“Deltic” or the “Company”) acted with the consent of the lenders thereto, to amend and restate the Company’s Amended and Restated Revolving Credit Agreement originally dated May 2, 2013. Pursuant to the Second Amended and Restated Revolving Credit Agreement (“Credit Agreement”) dated November 18, 2014: (1) the amount of the Aggregate Revolving Credit Commitments under the Credit Agreement was increased from $340 million to $430 million; (2) the term of the Credit Agreement, subject to other provisions, was extended to November 18, 2019; and (3) the pricing of applicable margins and commitment fees percentages remained unchanged and are reflected on Schedule I of the Credit Agreement.

Under the Company’s Credit Agreement, SunTrust Bank is a lender and is Administrative Agent for the other existing lenders, which are: American AgCredit, PCA; JPMorgan Chase Bank, N.A.; Regions Bank; Wells Fargo Bank, N.A.; BancorpSouth Bank; Bank of America, N.A.; IBERIABANK; Cooperatieve Centrale Raiffeisen-Boerenleenbank, B.A. “Rabobank Nederland”, New York Branch; and Branch Banking and Trust Company.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Second Amended and Restated Revolving Credit Agreement document, which is filed as Exhibit 10.30 hereto, and is incorporated by reference into this report.

Item 2.03. Creation of a Direct Financial Obligation

The information described above under “Item1.01. Entry into a Material Definitive Agreement” is hereby incorporated by this reference to Item 2.03. Creation of a Direct Financial Obligation.

Item 9.01. Financial Statements and Exhibits

Included herein as Exhibit 10.30 is a copy of the Second Amended and Restated Revolving Credit Agreement dated November 18, 2014.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Deltic Timber Corporation

By:	/s/ Jim F. Andrews, Jr.
Jim F. Andrews, Jr., Secretary

Date: November 19, 2014